Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

City Office REIT, Inc.:

We consent to the incorporation by reference in the following registration statements (No. 333-218419) on Form S-3 and (No. 333-195703) on Form S-8 of City Office REIT, Inc. of our report dated February 27, 2019, with respect to the consolidated balance sheets of City Office REIT, Inc. as of December 31, 2018 and 2017, the related consolidated statements of operations, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes and financial statement schedule III (collectively, the “consolidated financial statements”), which report appears in the December 31, 2018 annual report on Form 10-K of City Office REIT, Inc.

Our report on the consolidated financial statements refers to changes in the presentation of restricted cash in the consolidated statements of cash flows due to the adoption on January 1, 2018 of ASU 2016-18, Statement of Cash Flows: Restricted Cash.

/s/ KPMG LLP

Chartered Professional Accountants

Vancouver, Canada

February 27, 2019